Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES (AS OF 31 DECEMBER 2019)(1)

Kroondal Operations Proprietary Limited, incorporated in South Africa

Sibanye Rustenburg Platinum Mines Proprietary Limited, incorporated in South Africa

Stillwater Mining Company, incorporated in Delaware

SWC Trading Inc., incorporated in Delaware

Eastern Platinum Limited, incorporated in South Africa

Western Platinum Limited, incorporated in South Africa

Note:

(1)    As of 31 December 2019, the subsidiaries listed in this Exhibit 8.1 were subsidiaries of Sibanye Gold Limited. On 24 February 2020, following the completion of a scheme of arrangement between Sibanye Stillwater Limited and Sibanye Gold Limited (the “Scheme”), Sibanye Gold Limited, a company incorporated in South Africa, became a wholly-owned significant subsidiary of Sibanye Stillwater Limited. In addition to Sibanye Gold Limited, following the completion of the Scheme, the subsidiaries listed in this Exhibit 8.1 became significant subsidiaries of Sibanye Stillwater Limited.